Exhibit 10.01

EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, AND

NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Competition, and Non-Solicitation Agreement (“Agreement”) is entered into this 25th day of June, 2008, by and between Under Armour, Inc. (together with its affiliates, the “Company”) and David McCreight (“Employee”).

EXPLANATORY NOTE

The Employee has been offered the position of President of the Company pursuant to a negotiated offer letter of employment dated June 25, 2008 (the “Offer Letter”). The Employee recognizes that the Employee has had or will have access to confidential proprietary information during the course of his or her employment and that the Employee’s subsequent employment with a Competitor Business, as defined in Section 3, would inevitably result in the disclosure of that information and, thereby, create unfair competition and would likely cause substantial loss and harm to the Company. The Employee further acknowledges that employment with the Company is based on the Employee’s agreement to abide by the covenants contained herein.

NOW THEREFORE, in consideration of Employee’s employment with the Company and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1. Confidentiality. Employee acknowledges Employee’s fiduciary duty and duty of loyalty to the Company. Further, Employee acknowledges that the Company, in reliance on this Agreement, will provide Employee access to trade secrets, customers, proprietary data and other confidential information. Employee agrees to retain said information as confidential and not to use said information for the Employee’s personal benefit or to disclose same to any third party, except when required to do so to properly perform duties to the Company. Further, as a condition of employment, during the time Employee is employed by the Company and continuing after any termination of the Employee’s employment with the Company, Employee agrees to protect and hold in a fiduciary capacity for the benefit of the Company all Confidential Information, as defined below, unless the Employee is required to disclose Confidential Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority. The Employee shall use Confidential Information solely for the purpose of carrying out those duties assigned Employee as an employee of the Company and not for any other purpose. The disclosure of Confidential Information to the Employee shall not be construed as granting to the Employee any license under any copyright, trade secret, or any right of ownership or right to use the Confidential Information whatsoever. In the event that Employee is compelled, pursuant to a subpoena or order of a court or other body having jurisdiction over such matter, to produce any Confidential Information or other information relevant to the Company, Employee agrees to promptly provide the Company with written notice of such subpoena or order so that the Company may timely move to quash if appropriate.

(a) For the purposes of this Agreement, “Confidential Information” shall mean all information related to the Company’s business that is not generally known to the public. Confidential Information shall include, but shall not be limited to: any financial (whether historical, projections or forecasts), pricing, cost, business, planning, operations, services, potential services, products, potential products, technical information, intellectual property, trade secrets and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, supplier, or other information of the Company; any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Company; any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; this Agreement and its terms; and any other information, written, oral or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments or prospects, and whether accessed prior to the Employee’s tenure with the Company or to be accessed during Employee’s future employment or association with the Company, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information shall not include information which is or becomes publicly available other than as a result of a disclosure by the Employee.

(b) The Employee shall promptly notify the Company if he or she has reason to believe that the unauthorized use, possession, or disclosure of any Confidential Information has occurred or may occur.

(c) All physical items containing Confidential Information, including, but not limited to, the business plan, know-how, collection methods and procedures, advertising techniques, marketing plans and methods, sales techniques, documentation, contracts, reports, letters, notes, any computer media, customer lists and all other information and materials of the Company’s business and operations, shall remain the exclusive and confidential property of the Company and shall be returned, along with any copies or notes that the Employee made thereof or therefrom, to the Company when the Employee ceases employment with the Company. The Employee further agrees to return copies of any Confidential Information contained on Employee’s home computer, portable computer or other similar device. Employee also agrees to allow the Company, upon reasonable notice and for just cause, access to any home computer, portable computer or other similar device maintained by Employee, including but not limited to, for the purpose of determining whether said Confidential Information has been misappropriated. The Employee further agrees to promptly return all other property belonging to the Company upon the termination of Employee’s employment.

2. Ownership of Works for Hire.

(a) The Employee agrees that any inventions, ideas, developments, methods, improvements, discoveries, innovations, software, works of authorship and any other intangible property (hereinafter collectively referred to as “Intellectual Property”), whether patentable or not, which are developed, partially developed, considered, contemplated or reduced to practice by the Employee or under his or her direction or jointly with others during his or her employment with the Company, whether or not during normal working hours or on the premises of the Company, shall be considered “Works for Hire” for the exclusive use and benefit of the Company. The Employee will make full and prompt disclosure to the Company of all such Works for Hire. The Company shall own all rights to any Works for Hire, including all copyrights and the right to market (or not to market) any such property, and the Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his or her right, title and interest in and to all Works for Hire and all related patents, patent applications, copyrights and copyright applications.

(b) The Employee agrees to cooperate fully with the Company, both during and after his or her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Works for Hire. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Works for Hire.

(c) The Employee specifically acknowledges that his or her compensation and benefits constitute full payment for any Works for Hire and waives any claim of right to the Company.

(d) The Company may, at its election and discretion, waive and/or relinquish any of its rights of ownership and royalties with respect to any Works for Hire, by agreeing to do so in a written instrument executed by the Company.

3. Non-Competition. Except as otherwise provided in this Agreement, without the prior written consent of the Company, the Employee hereby covenants and agrees that at no time during the Employee’s employment with Company and for a period of one (1) year immediately following termination of Employee’s employment with the Company, whether voluntary or involuntary, shall the Employee:

(a) directly or indirectly, as an employee, principal, agent, consultant or otherwise, work for or engage in any capacity in any activities or provide strategic advice to Competitor Businesses. The term Competitor Businesses shall be defined as any business that competes with the Company in the athletic apparel, footwear or accessories business (for example, and not by way of limitation, Competitor Business includes Nike, Reebok, Adidas or Puma or other athletic brands or athletic retailers, but does not include Wal-Mart, Macy’s or L.L.Bean as they currently operate), or any other line of business that the Company is or hereafter becomes involved in during the Employee’s employment with the Company; or

(b) act in any way, directly or indirectly, with the purpose or effect of diverting or taking away any business, customer, client or any supplier of the Company.

Written request for consent to be released from the Non-Competition provisions of this Agreement may be submitted by the Employee to the Company following the termination of Employee’s employment and must include all available information described in Section 5 below. The Company will respond to the request for such consent within two (2) weeks of the request, except as provided in Section 5. In the Company’s sole discretion, it may release Employee from the Non-Competition provisions of this Agreement, or reduce the non-competition period from a period of one (1) year immediately following Employee’s termination to a shorter duration (“Non-Competition Period”), or amend the scope of the Non-Competition provisions. In the event the Company does not release the Employee from the Non-Competition provision, for the duration of the Non-Competition Period, the Company will pay Employee an amount equal to sixty percent (60%) of Employee’s base salary as of the date of the termination of Employee’s employment (“Non-Competition Payment”), in accordance with the Company’s customary pay practices in effect at the time each payment is made. The Non-Competition Payment shall be reduced by the amount of any salary received during the Non-Competition Period from employment in any capacity with an entity that is not a Competitor Business to the extent that any such salary exceeds forty percent (40%) of Employee’s base salary as of the date of Employee’s termination from employment with the Company (annualized or pro-rated to correspond to the Non-Competition Period). By way of example, assuming that the Non-Competition Period is six (6) months and that Employee’s base salary as of the termination date is $100,000, the Non-Competition Payment would not be reduced pursuant to subsection (b) herein so long as any salary received during the Non-Competition Period by Employee from an entity that is not a Competitor Business remained under $20,000.

4. Non-Solicitation and Non-Interference. The Employee hereby covenants and agrees that at no time during the Employee’s employment with Company and for a period of one (1) year immediately following termination of Employee’s employment with the Company, whether voluntary or involuntary, shall the Employee:

(a) solicit (other than on behalf of the Company) business or contracts for any products or services of the type provided, developed or under development by the Company during the Employee’s employment by the Company, from or with any person or entity which was a customer of the Company for such products or services, or any prospective customer which the Company had solicited as of, or within one (1) year prior to, the Employee’s termination of employment with the Company; or directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by the Company during the Employee’s employment with the Company; or

(b) knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved during the Employee’s employment with the Company, nor will the Employee directly or indirectly, whether on behalf of himself or any other person or entity, solicit, recruit or encourage any employee to leave the employ of the Company, nor will Employee hire any employees of the Company, its divisions or its subsidiaries.

5. Notification of New Employment. If Employee requests the Company to waive its rights to enforce the noncompetition provisions of Paragraph 3, Employee acknowledges and agrees that for a period of one (1) year following the date of termination of Employee’s employment with the Company, Employee will inform the Company, prior to the acceptance of any job or any work as an independent contractor, of the identity of any new employer or other entity to which Employee is providing consulting or other services, along with Employee’s starting date, title, job description, and any other information which the Company may reasonably request to confirm Employee’s compliance with the terms of this Agreement. If Employee does not provide all information reasonably requested by the Company as provided in this Section, the Company’s time to respond to a request for release from the Non-Competition provision under Section 3 will be extended to six (6) weeks, or until such time as the information is provided for the Company to make an informed decision.

6. Additional Compensation if Termination By Company Without Cause or By Employee For Good Cause. In the event the Company terminates Employee’s employment without Cause (as defined below), or if Employee terminates his employment for Good Cause

(as defined below), and provided Employee first signs within 60 days of the date of his termination and does not revoke a general release of claims against the Company in a form provided by the Company (“Release”), the Company agrees that it will pay Employee an amount equal to one (1) year of Employee’s base salary as in effect on the date of termination, less required withholdings, payable over the course of one (1) year in accordance with the Company’s regular pay practices, beginning the first regular pay period after the effective date of the Release. Notwithstanding the foregoing, the Company may not withhold the additional compensation promised by this Paragraph on the grounds that Employee has not signed a general release of claims if Employee has not theretofore been provided with all salary and benefits owed to him for services performed as of the date of his termination, as well as any remaining benefits or sums owed to Employee under his Offer Letter. The amount paid under this Section 6 will be reduced by any amount paid to Employee under Section 3. The Company shall have no obligation to make or continue to make any payment under this Section if Employee has materially breached any of his obligations under this Agreement. Nothing in this Agreement changes the “at-will” nature of Employee’s employment with the Company.

As used in this Agreement, “Cause” for Employee’s termination means the occurrence of any of the following: (a) the Employee’s material and intentional misconduct or material neglect in the performance of his duties; (b) conviction for, or plea of nolo contendere to, any felony, or a misdemeanor (excluding a petty misdemeanor) involving dishonesty, fraud, financial impropriety, or moral turpitude, or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; (c) the Employee’s use of illegal drugs; (d) the Employee’s material breach of the Company’s written Code of Ethics and Business Conduct, as in effect from time to time; (e) the Employee’s commission of any act that results in severe harm to the Company excluding any act taken by the Employee in good faith that he reasonably believed was in the best interests of the Company; (f) the Employee’s material breach of this Agreement, after providing notice and a reasonable opportunity to cure; or (g) the Employee’s failure to use reasonable efforts to relocate to the Baltimore, Maryland area within the first 6 months of his employment with the Company.

As used in this Agreement, “Good Cause” for Employee to terminate his employment means (a) a material diminution in Employee’s duties, responsibilities or authority or (b) a material reduction in the Employee’s salary, bonus potential or benefits as set forth in the Offer Letter, other than any reduction in salary, bonus potential or benefits generally applied to other peer executives of the Company. Neither event described above shall constitute Good Cause unless Employee has given written notice to the Company of the existence of the event within 90 days after the initial occurrence of such event and the Company has not remedied such within 30 days of receipt of such notice.

7. Reasonableness of Restrictions. Employee acknowledges and agrees that the restrictions imposed by this Agreement are fair and reasonably required for the protection of the Company, and will not preclude Employee from becoming gainfully employed following the termination, for any reason, of employment with the Company. The Employee acknowledges that Employee will provide unique services to the Company and that this covenant has unique, substantial, and immeasurable value to the Company. In the event that the provisions of this Agreement should ever be deemed to exceed the limitations permitted by applicable laws, Employee and the Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. The Employee further acknowledges that the decision whether to consent to release Employee from the provisions of this Agreement is within the sole discretion of the Company.

8. Injunctive Relief. Employee acknowledges and agrees that in the event of a violation or threatened violation of any provision of this Agreement, the Company will sustain irreparable harm and will have the full right to seek injunctive relief, in addition to any other legal remedies available, without the requirement of posting bond.

9. Survivability. This Agreement shall remain binding in the event of the termination, for any reason, of Employee’s employment with the Company.

10. Governing Law. The formation, construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Maryland, without regard to its conflict of laws principles.

11. Severable Provisions. The provisions of this Agreement are severable, and if any court determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, any invalidity or unenforceability shall affect only that provision, and shall not make any other provision of this Agreement invalid or unenforceable; and this Agreement shall be narrowed by the court to the extent required to be valid and enforceable.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein, and may not be modified except in a written document signed by each of the parties hereto. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision hereof.

13. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted in a manner intended to comply with Section 409A of the Code. Each payment made under Sections 3 and 6 of this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of termination of employment, Employee is a “specified employee”, as determined in accordance with procedures adopted by the Company that reflect the requirements of Section 409A(a)(2)(B)(i) of the Code (and any applicable guidance thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary to comply with Section 409A of the Code (after giving effect to all relevant exceptions including the exception for amounts qualifying as “short term deferrals”), then the Company shall defer the commencement of payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) and accumulate such amounts with interest at a reasonable rate until the first day of the seventh month following the termination of the employment (or, if earlier, the date of the Employee’s death) at which time the accumulated amounts with interest shall be paid; and (ii) if any other payments of money or other benefits due to Employee hereunder could result in a violation of Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such a violation.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.

UNDER ARMOUR, INC.

	By:	/s/ Wayne A. Marino
	Name:	Wayne A. Marino
	Title:	Chief Operating Officer

WITNESS:

[left blank]	/s/ David McCreight
David McCreight

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